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                                                                      Exhibit 11

                      SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (IN MILLIONS)

                                                                        Three Months ended
                                                                           September 30,
                                                                     1995                 1994
                                                                    -------              -------
Net income                                                           $ 17                 $ 20

Common shares:

  Weighted average shares
     outstanding during the period                                     73                   69

  Potential dilutive exercise of
     stock options and warrants                                         1                    1
                                                                     ----                 ----

  Shares included in computation
     of earnings per share                                             74                   70
                                                                     ====                 ====